EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information of MFS Sector Rotational Fund (the Fund) in Post-Effective Amendment No. 20 to the Registration Statement (Form N-1A, No. 333-126328).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated December 16, 2010, with respect to the financial statements and financial highlights of MFS Sector Rotational Fund, one of a series of MFS Series Trust XII and included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
February 23, 2011